Adopted by the Cinergy Corp.
Board of Directors on October 22, 1996


NOVEMBER 1, 1996
AMENDMENT TO THE CINERGY CORP.
STOCK OPTION PLAN
(Effective November 1, 1996)


The Cinergy Corp. Stock Option Plan, as adopted on October
18, 1994, is hereby amended effective November 1, 1996, pursuant to Article 13 thereof, with respect to the modification of Articles 10 and 15, and Sections 5.1, 6.2, 9.2 and 18.8.

(1) Explanation of Amendments

Currently, Section 5.1, Committee as Administrator, of the
Plan provides that the Plan shall be administered by the Compensation Committee of Cinergy's Board of Directors which committee is composed of at least three "disinterested persons" under Rule 16b-3 under the Securities Exchange Act of 1934 (the "1934 Act"). The revised Rule 16b-3 regulations have replaced the concept of at least three "disinterested persons" with the concept of at least two "non-employee directors." Thus, the Plan is being amended to substitute "non-employee directors" for "disinterested persons", and to reduce by one, the minimum number of required committee members.

Section 6.2, Designation by Committee, is amended to permit either the Compensation Committee or Cinergy's Board of Directors
(and not solely the Committee as currently provided) to grant options, cash awards, or stock appreciation rights.

Section 9.2, Payment, is amended to clarify and to provide additional methods of payment of the purchase price in order to exercise options under the Plan. Currently, the Plan allows options to be exercised (i) with cash, (ii) with shares of Cinergy common stock already owned by the optionee (a stock exchange or stock swap), or a combination of such shares and cash, or, (iii) except for officers or directors covered by
Section 16 of the 1934 Act, by delivering a properly executed exercise notice together with irrevocable instructions to a broker to deliver to Cinergy the total option price in cash and, if desired, the amount of any taxes to be withheld from the optionee's compensation as a result of withholding tax obligations (a broker-financed transaction). The Section would be modified to allow options to be purchased with (i) cash, (ii) a stock exchange or stock swap using shares of Cinergy common stock already owned by the optionee or owned jointly by the optionee and his or her spouse (with the spouse's permission),
(iii) a broker-financed transaction (for any employee, officer or director), (iv) by withholding from the shares of Cinergy common stock issued on exercise, shares of common stock whose value equals the purchase price, (v) any other legal consideration that the Compensation Committee deems appropriate, or (vi) any combination of these methods. Provisions of this Section made obsolete by the new Rule 16b-3 regulations are deleted.

Article 10, Stock Appreciation Rights, is amended to delete provisions made obsolete by the revised Rule 16b-3 regulations.
This involves the deletion of a window period for the exercise of stock appreciation rights.

Article 15, Nontransferability of Option and Stock
Appreciation Right, is amended to provide that options or stock appreciation rights are not transferable otherwise than by will or the laws of descent and distribution except as otherwise allowed by the Committee. This amendment is in response to the revised Rule 16b-3 regulations.

Section 18.8, Withholding Taxes, is amended to permit, without requiring Committee approval, optionees to use shares of common stock otherwise received upon exercise of options and stock appreciation rights for the payment of the employer's withholding tax obligation upon the exercise of options and stock appreciation rights and to delete the window period applicable thereto. This amendment is in response to revised Rule 16b-3.


(2) Section 5.1 as Amended

Section 5.1, as hereby amended, reads as follows:

"5.1     Committee as Administrator.

The Plan shall be administered by the Committee which shall be comprised of not fewer than two members of CINergy's Board of Directors. Members of the Committee shall be members of CINergy's Board of Directors who are non-employee directors under Rule 16b-3 promulgated under the 1934 Act and successor rules and, with respect to Covered Employees, outside directors under Code Subsection 162(m). Subject to the Plan's terms, the Committee shall determine the Eligible Employees to whom, and the time or times at which, Options, Cash Awards (as defined in Article 11 (Cash Awards)), and Stock Appreciation Rights will be granted, the number of shares to be subject to each Option, the amount of Cash Awards, the Option price of each Option, the duration of each Option or Stock Appreciation Right, the time or times within which the Option or Stock Appreciation Right may be exercised, whether the Option, Cash Award or Stock Appreciation Right shall be canceled (subject to the terms of the Plan), whether an Option is an ISO or an NSO, and all other conditions of the grant of the Option, Cash Award, or Stock Appreciation Right. The provisions and conditions of the grants of Options, Cash Awards, and Stock Appreciation Rights, which shall be set forth in an agreement, need not be the same with respect to each Optionee or with respect to each Option, Cash Award, or Stock Appreciation Right."

(3) Section 6.2 as Amended

     Section 6.2, as hereby amended, reads as follows:

"6.2     Designation by Committee.

     From time to time, CINergy's Chief Executive Officer may recommend to the Committee the granting of Options, Cash Awards, or Stock Appreciation Rights to any Eligible Employee. After reviewing the recommendations, and after considering the duties of each recommended Eligible Employee, his present and potential contribution to the success of his Employer, his other compensation provided by his Employer and any other factors as it deems relevant, the Committee or CINergy's Board of Directors shall determine whether to grant Options, Cash Awards, or Stock Appreciation Rights to the recommended Eligible Employee."




(4) Section 9.2 as Amended

Section 9.2, as hereby amended, reads as follows:

"9.2     Payment.

     The Option price shall be paid in full at the time of exercise. No share shall be issued or transferred until full payment has been received therefor. Payment may be in (a) cash, or, (b) nonforfeitable , unrestricted shares of Common Stock that are already owned by the Optionee or jointly owned by the Optionee and the Optionee's spouse (provided that the spouse's written consent is first obtained) and have a value at the time of exercise that is equal to the Option price, or (c) by delivering a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to CINergy the total Option price in cash and, if desired, the amount of any taxes to be withheld from the Optionee's compensation as a result of the Employer's withholding tax obligation, as specified in the notice, or (d) by withholding from the shares of Common Stock issued on exercise, shares of Common Stock whose value equals the Option price, and, if desired, the amount of any taxes to be withheld from the Optionee's compensation as a result of the Employer's withholding tax obligation, or (e) any other legal consideration that the Committee may deem appropriate on such basis as the Committee may determine in accordance with the Plan, or (f) any combination of the foregoing. Cash payment for the shares purchased under an NSO may be offset by the amount of any Cash Award approved by the Committee. If payment is made by the delivery of shares of Common Stock, the value of the shares delivered shall be computed upon the basis of the average of the high and low sales prices at which shares of Common Stock shall have been sold on the date the Optionee exercises an Option, or on the preceding trading day if that date was not a trading day as reported on the `NYSE - Composite Transactions" as reported in The Wall Street Journal.' "









(5) Article 10 as Amended

     Article 10, as hereby amended, reads as follows:

"ARTICLE 10`
STOCK APPRECIATION RIGHTS

     The Committee may, at any time and in its discretion, grant to any Eligible Employee who is awarded or who holds any outstanding Option or any other outstanding stock option granted by an Employer the right to surrender the Option (in whole or in part to the extent any Option is otherwise exercisable) and to receive from his Employer a payment equal in value to the excess, if any, of the fair market value of the Common Stock with respect to which the Option or other stock option is surrendered on the date of surrender over the Option price of the Option surrendered. Payment by the Employer of the amount receivable upon any exercise of a Stock Appreciation Right may be made by the delivery of Common Stock or cash or any combination of Common Stock and cash. No fractional shares shall be issued. The Committee may provide for the elimination of fractional shares of Common Stock without adjustment or for the payment of the value of fractional shares in cash. Shares of Common Stock delivered to the Optionee upon exercise of a Stock Appreciation Right and the surrender of the Option or stock option shall be valued at the fair market value of a share of Common Stock on the date the right is exercised and the Option or stock option is surrendered, which value shall be the average of the high and low sales prices of a share of Common Stock, as reported by the `NYSE - Composite Transactions' published in The Wall Street Journal on the date the Option or the stock option is surrendered or on the preceding trading day, if that date is not a trading day. Notwithstanding any other provisions of the Plan, the Committee shall have the sole discretion either (a) to determine the form in which payment of the Stock Appreciation Right will be made (i.e., cash, Common Stock, or any combination thereof), or (b) to consent to or disapprove the election of the Optionee to receive cash in full or partial settlement of the Stock Appreciation Right. The consent or disapproval may be given at any time after the election to which it relates. The Committee may limit the period or periods during which the Stock Appreciation Rights may be exercised and may provide any other terms and conditions (which need not be the same with respect to each Optionee) under which a Stock Appreciation Right may be granted and/or exercised. A Stock Appreciation Right may be exercised only as long as the related Option is exercisable. In no event may a Stock Appreciation Right be exercised more than ten years after the date of the grant of the related Option or stock option. To the extent a Stock Appreciation Right is exercised, the related Option or stock option shall be deemed to have been exercised."

(6) Article 15 as Amended

     Article 15, as hereby amended, reads as follows:

"ARTICLE 15
NONTRANSFERABILITY OF OPTION AND
STOCK APPRECIATION RIGHT

     Except with the prior approval of and upon conditions established by the Committee, no Option or Stock Appreciation
Right granted pursuant to the Plan shall be transferable otherwise than by will or by the laws of descent and distribution. During the lifetime of an Optionee, the Option and Stock Appreciation Rights shall be exercisable only by the Optionee personally."

(7) Section 18.8 as Amended
     Section 18.8, as hereby amended, reads as follows:

 "18.8     Withholding Taxes.
     Whenever shares of Common Stock are to be issued in satisfaction of an Option exercised under the Plan or a Stock Appreciation Right is exercised, the Employer shall have the power either to withhold from an Optionee's other cash compensation or require the recipient of the Common Stock to remit to his Employer an amount sufficient to satisfy federal, state, and local tax withholding requirements or to deduct from a cash payment pursuant to a Stock Appreciation Right an amount sufficient to satisfy any tax withholding requirements. Notwithstanding the foregoing, an Optionee may make a written election to have shares of Common Stock having an aggregate fair market value, as determined by the Committee, consistent with the requirements of Treasury Regulation Section 20.2031-2, sufficient to satisfy the applicable withholding taxes, withheld from the shares otherwise to be received upon the exercise of an NSO or Stock Appreciation Right. Elections by Optionees to have shares withheld for this purpose must be made prior to the date as of which the amount of tax withheld is determined (the `Tax Date'), and will be irrevocable."

This Amendment is executed and approved by the duly authorized officers of Cinergy Corp., effective as of November 1, 1996.


                                               CINERGY CORP.




                                By:  ________James E.
Rogers__________
                                                        James E.
Rogers
                                             Vice Chairman,
President, and
                                           Chief Executive
Officer

                              Dated:  October 25, 1996


APPROVED:



By:  _____Jerome A. Vennemann______
                  Jerome A. Vennemann
           Associate General Counsel and
           Assistant Corporate Secretary

Dated:  October 25, 1996